Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

RECITALS

This Separation Agreement and General Release (“Agreement”) is made by and between David Lee (“Lee” or “Employee”) and Zynga Inc. (“Zynga” or the “Company”), collectively referred to as the (“Parties”):

WHEREAS, Lee’s employment with Zynga will be terminated effective 5 o’clock p.m. Pacific Time on December 11, 2015 (“Separation Date”);

WHEREAS, the Parties wish to resolve any and all potential disputes, claims, complaints, grievances, charges, actions, petitions and demands that Lee may have against Zynga as defined herein, including, but not limited to, any and all claims arising or in any way relating to Lee’s employment with, or termination from, Zynga;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1. Transitional Period and Separation Date. Lee will continue his employment with Zynga until his last day of employment, which shall be 5:00 p.m. Pacific Time on the Separation Date, which is intended to constitute a separation of service within the meaning of applicable regulations under Section 409A of the Internal Revenue Code of 1986, as amended. From the date of this Agreement through his Separation Date (“Transitional Period”), Lee will continue to receive his regular pay and benefits, including any stock vesting rights. From the date of this Agreement through November 20, 2015, Lee will be relieved of his role as Chief Financial Officer, but shall be available and be onsite or traveling for business purposes for the substantial majority of regular business hours in the ordinary course to assist with transitional activities and other needs of the Company (“Transitional Duties”). From November 21, 2015 through his Separation Date, Lee may work remotely for a majority of time, but upon reasonably advance notice, will be present when business duties reasonably require, e.g., to interview candidates.

2. Consideration. Subject to and in exchange for Lee’s execution of this Agreement and the Supplemental Release set forth in Exhibit A attached to this Agreement, Zynga agrees to provide the following consideration:

(a) Severance Payment. Zynga shall pay Lee a lump sum payment in the amount of $450,000, (four hundred and fifty thousand dollars and no cents), less applicable and required withholdings, which is the equivalent of six months’ of his annual base salary and target annual bonus. Zynga shall pay Lee this Severance Payment on June 12, 2016, which is six months and one day from the Separation Date.

(b) Equity Vesting. Zynga shall provide Lee with an additional six months’ vesting of his compensatory equity awards that are outstanding as of immediately prior to the Separation Date, including, without limitation, stock options and restricted stock units. To avoid doubt, this additional six months’ vesting means that Lee shall vest in 80,000 of his outstanding stock options and 192,500 of his outstanding restricted stock units. It is understood and agreed that any restricted stock units that are subject to acceleration under these terms will be subject to a sell-to-cover transaction to cover the minimal tax withholdings required. It is further understood and agreed that shares subject to Lee’s restricted stock units which become vested pursuant to this Section 2(b) shall be issued to Lee on June 12, 2016, which is six months and one day from the Separation Date.

(c) No Sign-On Bonus Repayment. Lee will not be required to repay the Company any portion of the one-time Sign-On Bonus in the amount of $500,000 that he received under his offer letter when he joined the Company.

3. Supplemental Release after Separation Date. As consideration for this Agreement, and consistent with the terms of his Retention Agreement, after his Separation Date and before 60 days have elapsed since the Separation Date, Lee agrees to execute the Supplemental Release set forth in Exhibit A attached to this Agreement and return the signed Supplemental Release to Devang Shah, General Counsel, at dshah@zynga.com or 699 8th Street, San Francisco, CA 94103.

4. Tax Consequences. Zynga makes no representations or warranties with respect to the tax consequences of the payment of the consideration provided to Lee under the terms of this Agreement. Lee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the consideration paid hereunder by Zynga and any penalties or assessments thereon. Lee further agrees to indemnify and hold Zynga harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against Zynga for any amounts claimed due on account of any failure to pay federal or state taxes or damages sustained by Zynga by reason of any such claims, including reasonable attorneys’ fees.

5. Unvested Equity. Lee understands that except as provided in Section 2(b) any unvested stock options or restricted stock units granted to him by Zynga during his employment will cease vesting on his Separation Date and will be forfeited, and that Zynga will cancel any such grants. Lee understands that he will have three (3) months from the Separation Date to exercise any vested stock options and that if he has not exercised before the end of this period, any vested, but unexercised, options will expire.

6. Non-Disclosure of Confidential Information. Lee agrees to continue to maintain the confidentiality of all confidential proprietary and trade secret information of Zynga (including the terms and conditions of this Agreement), and shall continue to abide by the terms of the Zynga Employee Invention Assignment and Confidentiality Agreement, which Lee executed upon his hire by Zynga and which is incorporated herein by reference (“Confidentiality Agreement”). Lee represents that, as of the date of this Agreement, he has not engaged in any conduct that, to his knowledge, violates the terms of the Confidentiality Agreement. Lee represents that he has returned to the Company, or will return to the Company on or prior to the Separation Date, all property in Lee’s possession or control that belongs to the Company, including (without limitation) original, hard and electronic copies of documents that belong to the Company and files stored on Lee’s computer(s) that contain information belonging to the Company.

7. Payment of Sums Owed. Lee acknowledges and represents that Zynga has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to him, once these amounts are paid to him through and on his Separation Date in accordance with the provisions of paragraph 1 of this Agreement, other than those payments to be made after the Separation Date as specified in Sections 2 (a) and (b) above. Lee acknowledges and agrees that he has received all the leave and leave benefits and protections for which he is eligible and has not suffered an on-the-job injury that will result in a workers’ compensation claim.

8. Release of Claims. Except as otherwise set forth in this Agreement, Lee hereby generally and completely releases the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, (collectively “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Lee signs this Agreement. The release set forth in this section (“Release”) includes, but is not limited to: (a) all claims arising out of or in any way related to Lee’s employment with the Company and its affiliates, or their affiliates, or termination of that employment; (b) all claims related to Lee’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (c) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the fedr4eal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, Lee understands that the following rights or claims are not included in this Release: (a) any rights or claims for indemnification Lee may have pursuant to any written indemnification agreement with the Company or its affiliate to which he is a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, Lee understands that nothing in this Release prevents Lee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Lee hereby waives his right to any monetary benefits in connection with any such claim, charge or proceeding. Lee hereby represents and warrants that, other than the claims identified in this paragraph, Lee is not aware of any claims he has or might have that are not included in the Release.

9. Civil Code Section 1542. Lee represents that he is not aware of any claim by him, other than the claims that are released by this Agreement. Lee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Lee being aware of said Code section, agrees to expressly waive any rights he may have thereunder as well as under any other statute or common law principles of similar effect.

10. Acknowledgement of Waiver of Claims Under ADEA. Lee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration provided by this Agreement is in addition to anything of value to which he was already entitled. Lee further acknowledges that he has been advised by this Agreement, as required by the ADEA, that (a) his waiver and release do not apply to any rights or claims that may arise after the date he signs this Agreement; (b) he should consult with an attorney prior to signing this Agreement (although he may choose voluntarily not to do so); (c) Lee has 21 days to consider this Agreement, although he voluntarily chooses to sign this Agreement earlier as provided in Section 23 of this Agreement; and (d) Lee has seven days following the date he signs this Agreement to revoke this Agreement and that the Agreement will not be effective until after this revocation period has passed in accordance with Section 23 of this Agreement.

11. Non-Disparagement. The parties agree not to disparage each other or each other’s officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided that both Lee and Zynga will respond accurately and in full to any question, inquiry, or request for information when required by legal process.

12. No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

(a) an admission of the truth or falsity of any claims heretofore made; or

(b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

13. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

14. Authority. Zynga represents and warrants that the undersigned has the authority to act on behalf of Zynga and to bind Zynga and all who may claim through it to the terms and conditions of this Agreement. Lee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

15. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

17. Entire Agreement. This Agreement and its attachments, along with the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and all prior representations, understandings, and agreements concerning the subject matter of this Agreement have been superseded by this Agreement.

18. No Waiver. The failure of any Party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

19. No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each Party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

20. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.

21. Dispute Resolution. If any dispute arises out of, concerning, or relating to this Agreement (“Dispute”), the Parties shall first try to resolve such Dispute between themselves through a confidential meet and confer process. Lee shall provide notice of any alleged Dispute to the General Counsel of Zynga. If the parties are unable to resolve the Dispute themselves, the Parties shall submit themselves to a non-binding mediation with a mutually agreeable professional mediator through Judicial Arbitration and Mediation Services (“JAMS”) in San Francisco, California. If the mediation does not resolve the Dispute, then the parties shall engage in binding arbitration through JAMS In San Francisco, California. The Parties specifically agree that they will follow and be bound by the provisions of the Federal Arbitration Act JAMS Employment Dispute Resolution rules with respect to the conduct of any arbitration under this Agreement, including selection of an arbitrator if the parties are unable to mutually agree upon an arbitrator within ten (10) business days after a demand to arbitrate is filed. Zynga shall pay all costs unique to an arbitration, including the costs of the arbitrator and any processing fees other than the initial filing fee.

22. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, including a Dispute pursuant to Section 21 of this Agreement (which specifically requires mandatory alternative dispute resolution), the arbitrator shall have the authority to award the prevailing party its reasonable attorneys’ fees and costs incurred in connection with such an action to the extent allowed by law.

23. Effective Date. Lee acknowledges and agrees that he has 21 days from the date of this Agreement to consider, sign and return this Agreement to Zynga and is advised to seek the advice of his own counsel before deciding whether to sign the Agreement. However, Lee knowingly and voluntarily agrees to sign this Agreement prior to the expiration of this 21-day period and agrees to deliver a signed copy of this agreement to Devang Shah, General Counsel, at dshah@zynga.com or 699 8th Street, San Francisco, CA 94103 no later than November 3, 2015. If Zynga does not receive an executed Agreement from Lee by this date, the Agreement will be null and void and Lee will not receive any of the consideration provided by this Agreement.

Lee may revoke this Agreement by delivering a written notice of revocation to Devang Shah, General Counsel, at dshah@zynga.com or 699 8th Street, San Francisco, CA 94103 no later than seven calendar days after the date he signs it. If Lee revokes this Agreement, it will not go into effect and Lee will not receive any of the consideration provided by this Agreement. If Lee does not revoke the Agreement pursuant to this paragraph, the Agreement will become effective on the eighth calendar day after he signs it (“Effective Date”).

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(c) They have read this Agreement;

(d) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(e) They understand the terms and consequences of this Agreement and of the releases it contains; and

(f) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ZYNGA INC.

Dated: 11/3/2015	By:	/s/ Devang Shah
Devang Shah, Vice President & General Counsel

DAVID LEE, AN INDIVIDUAL

Dated: 11/3/2015		/s/ David Lee
David Lee

EXHIBIT A

SUPPLEMENTAL RELEASE OF CLAIMS

[TO BE EXECUTED AFTER TERMINATION]

1. Supplemental Release. Lee understands that this Release, together with the November 2015 Separation Agreement and General Release, constitutes the complete, final and exclusive embodiment of the entire agreement between the Zynga Inc. (the “Company”), affiliates of the Company, and Lee with regard to the subject matter hereof. Lee is not relying on any promise or representation by the Company or an affiliate of the Company that is not expressly stated therein.

Except as otherwise set forth in this Release, Lee hereby generally and completely releases the Company and its affiliates, and their parents, subsidiaries, successors, predecessors and affiliates, and their partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, (collectively “Released Parties), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Lee signs this Release. This Release includes, but is not limited to: (a) all claims arising out of or in any way related to Lee’s employment with the Company and its affiliates, or their affiliates, or termination of that employment; (b) all claims related to Lee’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company and its affiliates, or their affiliates; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (c) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the fedr4eal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, Lee understands that the following rights or claims are not included in this Release: (a) any rights or claims for indemnification Lee may have pursuant to any written indemnification agreement with the Company or its affiliate to which Lee is a party; the charter, bylaws, or operating agreements of the Company or its affiliate; or under applicable law; or (b) any rights which cannot be waived as a matter of law. In addition, Lee understands that nothing in this Release prevents Lee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Lee hereby waives his right to any monetary benefits in connection with any such claim, charge or proceeding. Lee hereby represents and warrants that, other than the claims identified in this paragraph, Lee is not aware of any claims he has or might have that are not included in the Release.

2. Civil Code Section 1542. Lee represents that he is not aware of any claim by him, other than the claims that are released by this Agreement. Lee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Lee being aware of said Code section, agrees to expressly waive any rights he may have thereunder as well as under any other statute or common law principles of similar effect.

3. Acknowledgement of Waiver of Claims Under ADEA. Lee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration provided by this Release is in addition to anything of value to which he was already entitled. Lee further acknowledges that he has been advised by this writing, as required by the ADEA, that (a) his waiver and release do not apply to any rights or claims that may arise after the date he signs this Release; (b) he should consult with an attorney prior to signing this Release (although he may choose voluntarily not to do so); (c) Lee has 21 days to consider this Release, although he may voluntarily chose to sign this Release earlier; (d) Lee has seven days following the date he signs this Release to revoke this Release by providing written notice to Devang Shah, General Counsel, at dshah@zynga.com or 699 8th Street, San Francisco, CA 94103 ; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Lee signs this Release.

Lee hereby confirms his obligation under the Employee Invention Assignment and Confidentiality Agreement that he signed upon hire with the Company.

Lee acknowledges that to become effective, he must sign and return this Release to Devang Shah, General Counsel, at dshah@zynga.com or 699 8th Street, San Francisco, CA 94103 so that it is received no later than January 1, 2016, which is 21 days following Lee’s Separation Date.

DAVID LEE, AN INDIVIDUAL

Dated:
David Lee